Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 20

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault & Company, Inc.

Purchase of Class A Common Stock pursuant to the SPA	10,000,000	$0.50	09/30/2026
Purchase of Class B Common Stock pursuant to the SPA	389,404	$0.50	09/30/2026
Purchase of Class A Common Stock	311,874	$0.1639	09/30/2026

Milton C. Ault, III

Purchase of Class A Common Stock	1,600	$0.1662	09/29/2026

William B. Horne

Purchase of Class A Common Stock	100,000	$0.168	09/29/2026
Purchase of Class A Common Stock	100,000	$0.163	09/30/2026